Exhibit 99.1
Bright Horizons Family Solutions Reports First Quarter of 2018 Financial Results
WATERTOWN, MA - (Business Wire - April 30, 2018) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life, today announced financial results for the first quarter of 2018 and updated certain financial guidance for the full year 2018.
First Quarter 2018 Highlights (compared to first quarter 2017):

•	Revenue increased 10% to $464 million

•	Income from operations increased 8% to $55 million

•	Net income decreased 10% to $37 million and diluted earnings per common share decreased 9% to $0.62
Non-GAAP measures

•	Adjusted income from operations* increased 8% to $56 million

•	Adjusted EBITDA* increased 6% to $83 million

•	Adjusted net income* increased 15% to $43 million and diluted adjusted earnings per common share* increased 18% to $0.72
“We are pleased with the strong start to 2018, as we continue to grow each of our service offerings, expand our portfolio of client partners, and support working families so they can thrive and prosper at work and at home,” said Stephen Kramer, Chief Executive Officer. “This continued success is the direct result of the hard work of more than 30,000 Bright Horizons employees committed to making a lasting difference in the lives of others.”
First Quarter 2018 Results
Revenue increased $41.5 million, or 10%, in the first quarter of 2018 from the first quarter of 2017 on contributions from new and ramping full service child care centers, average price increases of 3-4%, and expanded sales of back-up dependent care and educational advisory services. As of January 1, 2018, the Company adopted the new revenue recognition guidance, which had an immaterial impact on the Company’s results from operations, and upon adoption, no adjustment was recorded to the opening retained earnings.
Income from operations was $55.3 million for the first quarter of 2018, an increase from $51.4 million in the same 2017 period, due to increases in revenue and gross profit, partially offset by increases in selling, general and administrative expenses. The increase in gross profit reflects contributions from enrollment gains in mature and ramping centers, new child care centers, back-up dependent care and educational advisory clients that have increased utilization levels or been added since the first quarter of 2017, and strong cost management. These gains were partially offset by investments in marketing and technology to support our customer user experience, service delivery and operating efficiency, costs incurred during the pre-opening and ramp-up phase of newer lease/consortium centers and amortization expense for acquired intangible assets. Net income was $37.3 million for the first quarter of 2018 compared to net income of $41.4 million in the same 2017 period, a decrease of $4.1 million, or 10%, attributable to higher tax expense. Tax expense increased for the first quarter of 2018 primarily due to a decrease in the federal corporate tax rate from 35% to 21% due to the enactment of the U.S. Tax Cuts and Jobs Act in December 2017 offset by a reduction in the excess tax benefit associated with certain equity transactions from $15.1 million in the first quarter of 2017 to $5.5 million in the same 2018 period. Diluted earnings per common share was $0.62 for the first quarter of 2018 compared to $0.68 in the same 2017 period.
In the first quarter of 2018 adjusted EBITDA increased $4.8 million, or 6%, to $83.2 million, and adjusted income from operations increased $4.2 million, or 8%, to $55.6 million, from the first quarter of 2017 due primarily to the expanded gross profit. Adjusted net income increased by $5.7 million, or 15%, to $42.6 million on the expanded income from operations and a lower effective tax rate. Diluted adjusted earnings per common share was $0.72 compared to $0.61 in the first quarter of 2017.
As of March 31, 2018, the Company operated 1,051 child care and early education centers with the capacity to serve 117,250 children and families.

*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock-based compensation expense, and transaction costs. Adjusted income from operations represents income from operations before transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, transaction costs and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Cash Flow
For the three months ended March 31, 2018, the Company generated approximately $105.8 million of cash flows from operations compared to $106.7 million for the same 2017 period and invested $29.5 million in fixed assets and acquisitions compared to $22.9 million in the same 2017 period. Net cash used in financing activities totaled $79.6 million in the three months ended March 31, 2018 compared to $77.1 million for the same 2017 period. During the three months ended March 31, 2018, the Company’s cash and cash equivalents decreased $2.9 million to $20.3 million.
2018 Outlook
As described below, the Company is updating certain financial guidance. For the full year 2018, the Company currently expects:
•Revenue growth in 2018 in the range of 8-10%

•	Net income in the range of $150 million to $152 million and diluted earnings per common share in the range of $2.53 to $2.56

•	Adjusted net income in the range of $183 million to $186 million and diluted adjusted earnings per common share in the range of $3.12 to $3.16
•Diluted weighted average shares of approximately 59 million shares
For a reconciliation of the non-GAAP measures to their most directly comparable GAAP measure, refer to the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through May 21, 2018 at 1-844-512-2921 or, for international callers, 1-412-317-6671, conference ID #13678190. The webcast of the conference call, including replays, and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.

Forward-Looking Statements
This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth plan, strategies, our service offerings, our clients, estimates and impact of recently enacted tax legislation and excess tax benefits, and our 2018 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; the impact of recently enacted tax legislation; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 28, 2018, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions as well as tax effects associated with these items. These adjustments to net income and diluted earnings per common share in future periods are generally expected to be similar to the types of charges and costs excluded from adjusted net income and diluted adjusted earnings per common share in prior quarters, although we can provide no assurance as to the timing or magnitude of any such adjustments. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted net income and diluted adjusted earnings per common share.
About Bright Horizons Family Solutions Inc.
Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life. The Company provides full service center-based child care, back-up dependent care and educational advisory services to more than 1,100 clients across the United States, the United Kingdom, the Netherlands, Canada and India, including more than 150 Fortune 500 companies and more than 80 of Working Mother magazine’s 2017 “100 Best Companies for Working Mothers.”  Bright Horizons has been recognized 17 times as one of Fortune magazine’s “100 Best Companies to Work For” and is one of the U.K. and Netherlands’ Best Workplaces as designated by the Great Place to Work® Institute. Bright Horizons is headquartered in Watertown, MA. The Company’s web site is located at www.brighthorizons.com.

Contacts:

Investors:
Elizabeth Boland
CFO - Bright Horizons
eboland@brighthorizons.com
617-673-8125
Kevin Doherty
MD - Solebury Communications Group
kdoherty@soleburyir.com
203-428-3233
Media:
Ilene Serpa
VP - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended March 31,
	2018	%	2017	%
Revenue	$463,657	100.0%	$422,164	100.0%
Cost of services	350,113	75.5%	317,230	75.1%
Gross profit	113,544	24.5%	104,934	24.9%
Selling, general and administrative expenses	50,212	10.8%	46,146	10.9%
Amortization of intangible assets	8,048	1.8%	7,384	1.7%
Income from operations	55,284	11.9%	51,404	12.3%
Interest expense—net	(11,503)	(2.5)%	(10,774)	(2.6)%
Income before income tax	43,781	9.4%	40,630	9.7%
Income tax (expense) benefit	(6,483)	(1.4)%	744	0.2%
Net income	$37,298	8.0%	$41,374	9.9%

Earnings per common share:
Common stock—basic	$0.64		$0.69
Common stock—diluted	$0.62		$0.68

Weighted average number of common shares outstanding:
Common stock—basic	58,190,819		59,255,105
Common stock—diluted	59,448,031		60,903,277

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$20,324	$23,227
Accounts receivable—net	107,272	117,138
Prepaid expenses and other current assets	68,750	52,096
Total current assets	196,346	192,461
Fixed assets—net	584,935	575,185
Goodwill	1,335,297	1,306,792
Other intangibles—net	342,525	348,540
Other assets	55,377	45,666
Total assets	$2,514,480	$2,468,644
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Borrowings under revolving credit facility	129,400	127,100
Accounts payable and accrued expenses	153,370	132,897
Deferred revenue and other current liabilities	218,203	189,908
Total current liabilities	511,723	460,655
Long-term debt—net	1,043,788	1,046,011
Deferred income taxes	76,177	74,069
Other long-term liabilities	145,615	138,849
Total liabilities	1,777,303	1,719,584
Total stockholders’ equity	737,177	749,060
Total liabilities and stockholders’ equity	$2,514,480	$2,468,644

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,298	$41,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,683	23,414
Stock-based compensation expense	2,891	2,377
Deferred income taxes	(490)	2,785
Other non-cash adjustments—net	724	2,242
Changes in assets and liabilities	40,644	34,481
Net cash provided by operating activities	105,750	106,673
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets—net	(12,767)	(19,894)
Payments and settlements for acquisitions—net of cash acquired	(16,716)	(2,979)
Net cash used in investing activities	(29,483)	(22,873)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility—net	2,300	(61,100)
Principal payments of long-term debt	(2,688)	(2,688)
Purchase of treasury stock	(85,725)	(6,470)
Taxes paid related to the net share settlement of stock options and restricted stock	(3,176)	(23,272)
Proceeds from issuance of common stock upon exercise of options	7,846	12,171
Proceeds from issuance of restricted stock	4,457	4,305
Payments of contingent consideration for acquisitions	(2,615)	—
Net cash used in financing activities	(79,601)	(77,054)
Effect of exchange rates on cash and cash equivalents	431	115
Net (decrease) increase in cash and cash equivalents	(2,903)	6,861
Cash and cash equivalents—beginning of period	23,227	14,633
Cash and cash equivalents—end of period	$20,324	$21,494

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up dependent care	Other educational advisory services	Total
Three months ended March 31, 2018
Revenue	$392,625	$54,679	$16,353	$463,657
Income from operations	36,911	14,125	4,248	55,284
Adjusted income from operations (1)	37,239	14,125	4,248	55,612

Three months ended March 31, 2017
Revenue	$358,759	$50,408	$12,997	$422,164
Income from operations	35,425	13,661	2,318	51,404
Adjusted income from operations	35,425	13,661	2,318	51,404

(1)	Adjusted income from operations represents income from operations excluding expenses incurred in connection with a secondary offering.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income	$37,298	$41,374
Interest expense—net	11,503	10,774
Income tax expense (benefit)	6,483	(744)
Depreciation	16,635	16,030
Amortization of intangible assets (a)	8,048	7,384
EBITDA	79,967	74,818
Additional Adjustments:
Deferred rent (b)	8	1,153
Stock-based compensation expense (c)	2,891	2,377
Transaction costs (d)	328	—
Total adjustments	3,227	3,530
Adjusted EBITDA	$83,194	$78,348

Income from operations	$55,284	$51,404
Transaction costs (d)	328	—
Adjusted income from operations	$55,612	$51,404

Net income	$37,298	$41,374
Income tax expense (benefit)	6,483	(744)
Income before income tax	43,781	40,630
Stock-based compensation expense (c)	2,891	2,377
Amortization of intangible assets (a)	8,048	7,384
Transaction costs (d)	328	—
Adjusted income before income tax	55,048	50,391
Adjusted income tax expense (e)	(12,468)	(13,487)
Adjusted net income	$42,580	$36,904

Weighted average number of common shares—diluted	59,448,031	60,903,277
Diluted adjusted earnings per common share	$0.72	$0.61

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Forward Guidance (h)
	Three Months Ended June 30, 2018		Year Ended December 31, 2018
	Low	High	Low	High
Net income	$40,000	$41,000	$150,000	$152,000
Net income allocated to unvested participating shares	(200)	(200)	(800)	(800)
Income tax expense (f)	12,300	12,600	41,000	41,700
Income before income tax	52,100	53,400	190,200	192,900
Stock-based compensation expense (c)	3,750	4,000	14,000	14,500
Amortization of intangible assets (a)	8,200	8,400	32,250	32,750
Transaction costs (d)	—	—	400	400
Adjusted income before income tax	64,050	65,800	236,850	240,550
Tax impact on adjusted income before income tax (g)	(14,550)	(14,900)	(53,600)	(54,600)
Adjusted net income attributable to common stockholders	$49,500	$50,900	$183,250	$185,950

Per common share information:
Diluted earnings per common share	$0.68	$0.69	$2.53	$2.56
Income tax expense (f)	0.21	0.21	0.70	0.71
Income before income tax	0.89	0.90	3.23	3.27
Stock-based compensation expense (c)	0.06	0.07	0.24	0.25
Amortization of intangible assets (a)	0.14	0.14	0.55	0.56
Transaction costs (d)	—	—	0.01	0.01
Tax impact on adjusted income before income tax (g)	(0.25)	(0.25)	(0.91)	(0.93)
Diluted adjusted earnings per common share	$0.84	$0.86	$3.12	$3.16

(a)
Represents amortization of intangible assets, including approximately $4.7 million and $4.6 million in 2018 and 2017, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents rent expense in excess of cash paid for rent, recognized on a straight line basis over the life of the lease in accordance with Accounting Standards Codification Topic 840, Leases.

(c)	Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

(d)	Represents transaction costs incurred in connection with a secondary offering.

(e)
Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 23% and 27% for the three months ended March 31, 2018, and 2017, respectively. The tax rate for 2018 represents a tax rate of approximately 27-28% applied to the expected adjusted income before tax for the full year, less the estimated effect of additional excess tax benefits related to equity transactions for the full year 2018, which the Company estimates will be in the range of $10.5 million to $12.5 million. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(f)
Represents estimated income tax expense using an effective tax rate of approximately 22% for the year ended December 31, 2018, based on projected consolidated income before income tax and including the estimated impact of excess tax benefits related to equity transactions, which the Company estimates in the range of $10.5 million to $12.5 million for the full year in 2018. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year. In addition, the impact of the U.S. Tax Cuts and Jobs Act may differ from these estimates due to, among other things, changes in interpretations, analysis and assumptions made by the Company, additional guidance that may be issued, and tax planning the Company may undertake.

(g)	Represents estimated tax on adjusted income before income tax using an effective tax rate of approximately 23%.

(h)	Forward guidance amounts are estimated based on a number of assumptions and actual results could differ materially from the estimates provided herein.